Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
2 West Washington Street | Fourth Floor Greenville, SC 29601 T 864.250.2300 F 864.232.2925 nelsonmullins.com

January 4, 2023

United Community Banks, Inc.

2 West Washington Street, Suite 700

Greenville, South Carolina 29601

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), relating to the registration by the Corporation pursuant to Rule 462(b) of 78,194 shares of the Corporation’s common stock, par value $1.00 per share (the “Shares”), subject to issuance by the Corporation upon the exercise or conversion of equity awards granted under, or otherwise issued in accordance with and pursuant to the terms of, the following plans of Progress Financial Corporation, an Alabama corporation (“Progress”): Progress Financial Corporation 2008 Incentive Stock Compensation Plan and Progress Financial Corporation 2016 Equity Incentive Plan, each as amended to date and each predecessor plan of any of the foregoing (each a “Progress Plan” and, collectively, the “Progress Plans”), assumed by the Corporation as of January 1, 2023 pursuant to provisions in the Agreement and Plan of Merger dated as of May 3, 2022, by and between Progress and the Corporation.

This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined the Progress Plans and originals, or photostatic or certified copies of such records of the Corporation and certificates of public officials and officers of the Corporation, and such other documents and records as we have deemed relevant and necessary for purposes of the opinions set forth below. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

California | Colorado | District of Columbia | Florida | Georgia | Maryland | Massachusetts | New York

North Carolina | South Carolina | Tennessee | West Virginia

United Community Banks, Inc.

For purposes of this opinion letter, we have relied without any independent verification upon factual information supplied to us by the Corporation, on factual information included in the Corporation’s filings with the Securities and Exchange Commission (the “Commission”). We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentences was given or filed and the date of this opinion letter and that the information upon which we have relied is accurate and does not omit disclosure necessary to prevent such information from being misleading. We further have assumed that there are no agreements or understandings between or among the Corporation or Progress and any participants in any of the Progress Plans that would expand, modify or otherwise affect the terms of any Progress Plan or the respective rights or obligations of the participants thereunder.

Based on the foregoing, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Progress Plans, and against consideration therefor, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. This consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated pursuant to the Securities Act.

This opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the Georgia Business Corporation Code (including the statutory provisions, all applicable provisions of the Constitution of Georgia and reported judicial decisions interpreting those laws). This opinion letter is limited to the effect of the current state of the Georgia Business Corporation Code (including the statutory provisions, all applicable provisions of the Constitution of Georgia and reported judicial decisions interpreting those laws), and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion letter is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP

NELSON MULLINS RILEY & SCARBOROUGH LLP